SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         Date of Report: April 11, 2003

                           XSTREAM BEVERAGE GROUP, INC.
                           ----------------------------
                (Name of Registrant as specified in its charter)



         NEVADA                        33-30158-A                62-1386351
         ------                        ----------                ----------
(State or other jurisdiction of     (Commission File           (IRS Employer
 incorporation or organization)           No.)               Identification No.)

            621 NW 53rd Street, Suite 141, Boca Raton, Florida 33431
            --------------------------------------------------------
          (Address and telephone number of principal executive offices)

                  INFORMATION TO BE INCLUDED IN THE REPORT

ITEM  2.  ACQUISITION OR DISPOSITION OF ASSETS.

On April 11, 2003, we closed on the acquisition of two companies. We acquired all of the issued and outstanding shares of common stock of Total Beverage Network, Inc. in exchange for the issuance of one million shares of our common stock. Its two shareholders, Jerry Pearring and Barry Wilson have agreed, subject to Board approval to become officers and directors of Xstream. After approval by our Board, we anticipate that Mr. Wilson will assume the position of chief executive officer and Mr. Pearring will assume the position of president/chief operating officer. Steve Haglund, our current chief executive officer will become co-chairman and Edward Arioli will become executive vice president. Total Beverage System is a developmental stage company whose focus is the targeting of beverage companies and distributors for acquisitions.

Also on April 11, 2003, Total Beverage Network, now a wholly owned subsidiary of Xstream, acquired substantially all of the assets of Universal Florida Beverage Distributors, Inc. in exchange for the issuance to Universal of 550,000 shares of our common stock. Universal is a distributor with distribution routes in the south Florida area. We anticipate utilizing these routes to increase our revenue base and as a means to distribute our Yohimbe Energy Drink.

Item 7.  Exhibits and Reports on Form 8-K

No.


10.1 Stock Exchange Agreement between Xstream Beverage Group, Inc. and the shareholders of Total Beverage Network, Inc.

10.2 Purchase and Sale Agreement between Total Beverage Network, Inc. and Universal Florida Beverage Distributors, Inc.


                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Xstream Beverage Group,  Inc.


    /s/Theodore Farnsworth
---------------------------------
BY: Theodore Farnsworth, chairman

Dated: This 23rd day of April 2003